EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES COMPLETION OF SALE OF
CATALOG CREDIT RECEIVABLES TO ALLIANCE DATA SYSTEMS CORPORATION;
INCREASE IN CHARMING SHOPPES MASTER TRUST FUNDING CAPACITY

Bensalem, PA, November 17, 2008 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced the completion of the sale of its misses catalog credit receivables on November 14, 2008 and the increase in its funding capacity for its credit securitization program.

Charming Shoppes closed on the sale of the misses apparel catalog credit card receivables for $43.3 million in cash to World Financial Network National Bank, a unit of Alliance Data Systems Corporation. These receivables are directly related to the catalog titles sold to Orchard Brands on September 18, 2008.   The sale of the credit card receivables and the elimination of funding-related cash collateral requirements, less the prepayment of securitized indebtedness, resulted in net cash proceeds to the Company of $12.5 million. The closing of this transaction resulted in the prepayment of the 2005 Receivables Purchase Agreement (“2005-RPA”), a dedicated conduit series that funded these receivables.

The Charming Shoppes Master Trust (the “Trust”) increased its conduit capacity by $55 million through an increase in the existing Series 2004-VFC facility.  This results in a total conduit capacity in the Trust of $155 million as of November 14, 2008, of which $117 million remains unused and available to fund future credit card receivables.

Commenting on the Company’s announcement, Alan Rosskamm, Interim Chief Executive Officer and Chairman of the Board of Charming Shoppes, Inc. said, “We are pleased to have completed these transactions, which have further increased our liquidity and strengthened our balance sheet.”

At November 1, 2008, Charming Shoppes, Inc. operated 2,344 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  Additionally, the Company operates the following direct-to-consumer titles:  Lane Bryant WomanTM, Figi's®, and shoetrader.com.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s performance and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated.  Such risks and uncertainties may include, but are not limited to: the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments,   the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand,  increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, the Company’s Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955